UNITED STATES OF AMERICA
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, DC 20549



                              FORM 8-K


            Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Act of 1934



Date of Report (Date of earliest event reported)  December 19, 2003



                        Integrity Mutual Funds, Inc.
         (Exact name of registrant as specified in its charter)



       North Dakota            0-25958              45-040406
     (State or other        (Commission          (IRS Employer
       Jurisdiction         File Number)        Identification No.)
    Of Incorporation)

        1 Main Street North, Minot, North Dakota      58703
        (Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code:   (701) 852-5292


Item 5 Other Events


On December 12, 2003 the Corporation filed a certificate of Designation of Series A Convertible Preferred Shares with the North Dakota Secretary of State designating a series of preferred shares entitled: Series A Preferred Shares. The designation authorizes 5,000,000 par value .0001 Series A Preferred Shares (the "Series A shares"). Series A shares are nonvoting except where a declared dividend is in arrears for more than 60 days from the date of scheduled payment, in such instance the Series A shares may vote with the holders of the Corporation's common shares on a one vote per share basis. The Series A shares carry a 6% per year cumulative dividend on the initial issue price of $.50 per share. The Series A shares are convertible into the Corporation's .0001 common shares at the rate of one share of common shares for each share of Series A Preferred. The Designation of Series A Convertible Preferred Shares is attached to this Form 8K as
Exhibit 3.1.

On December 19, 2003 the Corporation issued 3,050,000 shares of Series A Convertible Preferred to a total of eight individuals and entities at an issue price of $.50 per share. The Corporation received proceeds of $1,525,000 from the issuance. The Series A shares were issued to accredited investors in private transactions exempt from federal or state registration. No registration with respect to the Series A shares has been filed with the United States Securities and Exchange Commission.